EXHIBIT 12.2

                     The Rouse Company and Subsidiaries

         Computation of Ratio of Earnings to Combined Fixed Charges
                 and Preferred Stock Dividend Requirements
                           (dollars in thousands)

                                                    Six months ended
                                                        June 30,                    Year ended December 31,
                                                   ------------------  ------------------------------------------------
                                                     1998      1997      1997      1996      1995      1994      1993
                                                   --------  --------  --------  --------  --------  --------  --------
Earnings before income taxes, extraordinary
   items and cumulative effect of change
   in accounting principle                         $ 63,995  $ 29,123  $ 73,826  $ 43,605  $ 10,169  $ 13,336  $  3,072
Fixed charges:
   Interest costs                                    99,809   118,177   231,098   230,960   219,838   220,971   219,705
   Capitalized interest                              (9,150)  (11,209)  (23,608)  (10,579)   (6,875)   (7,388)   (8,899)
   Amortization of debt issuance costs                  777       979     1,645     2,066     2,527     2,146     2,801
   Distributions on Company-obligated
     mandatorily redeemable preferred
     securities of a trust holding solely
     Parent Company subordinated debt
     securities                                       6,360     6,360    12,719    12,719     1,204        --        --
   Portion of rental expense representative
     of interest factor (FN1)                         3,058     3,271     7,949     8,487     8,266    10,788    15,988
Support for debt service costs provided
     to affiliates accounted for under the
     equity method                                       --        --        --        --        --        --        31
Adjustments to earnings (loss):
   Minority interest in earnings of
     majority-owned subsidiaries having
     fixed charges                                    1,390     1,540     3,178     1,164     2,026     2,234     1,909
   Undistributed earnings of less than
     50%-owned subsidiaries                            (174)       --       (34)      (88)     (189)     (564)      (68)
   Previously capitalized interest amortized
     into earnings:
     Depreciation of operating properties (FN2)       2,096     1,981     3,962     3,866     3,764     3,670     3,605
     Cost of land sales (FN3)                            --     2,800     5,025     1,778     1,421     1,580     1,627
                                                   --------  --------  --------  --------  --------  --------  --------

     Earnings available for fixed charges
       and Preferred stock dividend
       requirements                                $168,161  $153,022  $315,760  $293,978  $242,151  $246,773  $239,771
                                                   ========  ========  ========  ========  ========  ========  ========
Combined fixed charges and Preferred
   stock dividend requirements:
   Interest costs                                  $ 99,809  $118,177  $231,098  $230,960  $219,838  $220,971  $219,705
   Amortization of debt expense                         777       979     1,645     2,066     2,527     2,146     2,801
   Distributions on Company-obligated
     mandatorily redeemable preferred
     securities of a trust holding solely
     Parent Company subordinated debt
     securities                                       6,360     6,360    12,719    12,719     1,204        --        --
   Portion of rental expense representative
     of interest factor (FN1)                         3,058     3,271     7,949     8,487     8,266    10,788    15,988
   Support for debt service costs provided
     to affiliates accounted for under the
     equity method                                       --        --        --        --        --        --        31
   Preferred stock dividend requirements (FN4)        6,076     5,931    10,313    17,555    24,402    21,802    18,968
                                                   --------  --------  --------  --------  --------  --------  --------
     Total combined fixed charges and
     Preferred stock dividend requirements         $116,080  $134,718  $263,724  $271,787  $256,237  $255,707  $257,493
                                                   ========  ========  ========  ========  ========  ========  ========

Ratio of earnings to combined fixed charges
   and Preferred stock dividend requirements (FN5)     1.45      1.14      1.20      1.08        --        --        --
                                                   ========  ========  ========  ========  ========  ========  ========


(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $922,000 and $1,013,000 for the six months ended June 30, 1998 and 1997, respectively, and $3,158,000 $3,844,000, $3,644,000, $6,232,000 and $10,006,000 for the years ended
     December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

(3) Represents 10% of cost of Columbia land sales and 5% of cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor prior to 1998. On December 31, 1997 certain wholly owned subsidiaries, including those that conducted substantially all of the Company's land sales and community development activities, issued 91% of their voting common stock to The Rouse Company Incentive Compensation Statutory Trust. These sales were made at fair value and as part of the Company's plan to meet the qualifications for REIT status. The Company retained the remaining voting stock of the ventures and holds shares of nonvoting common and/or preferred stock which, taken together, comprise substantially all (at least 98%) of the financial interest in them. As a result of its disposition of the majority voting interests in the ventures, the Company began accounting for its investment in them using the equity method effective December 31, 1997. Accordingly, the period after December 31, 1997 includes no adjustment for the interest portion of the cost of land sales.

(4) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 0% for the six months ended June 30, 1998 and for the year ended December 31, 1997. Amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40% for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995, 1994 and 1993. The Company will elect to be taxed as a REIT beginning in 1998. Management believes that the Company met the qualifications for REIT status as of December 31, 1997, intends for it to continue to meet the qualifications in the future and does not expect the Company will be liable for income taxes or taxes on "built-in gains" on its assets at the Federal level or in most states in future years. Accordingly, the Company eliminated substantially all of its existing deferred tax assets and liabilities at December 31, 1997 and does not expect to provide for Federal or most state deferred income taxes in 1998 or future years.

(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000 and $17,722,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

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